Exhibit 99.1

SILICON GRAPHICS, INC. ANNOUNCES INCREASED DEBT

FINANCING COMMITMENT

MOUNTAIN VIEW, Calif. (September 19, 2005)—Silicon Graphics, Inc. (NYSE: SGI) announced today it has executed a commitment letter with Wells Fargo Foothill, Inc. and Ableco Finance LLC with respect to a new asset-backed credit facility that will provide availability of up to $100 million. As previously disclosed, securing this new credit facility is part of the company’s restructuring plan developed with the assistance of turnaround firm AlixPartners LLC and is intended to improve the Company’s liquidity. The new two-year facility, which will consist of a $50 million revolving line of credit and a term loan of $50 million, will replace SGI’s existing asset-based facility. The existing facility provides availability of up to $50 million, but is subject to a minimum cash collateral requirement of $20 million to support the borrowing base. The new facility has no minimum cash collateral requirement. The existing facility is used principally to support letters of credit required under leases for facilities in Mountain View, CA. The new facility will support the letters of credit and is expected to provide significant additional liquidity to support operations.

As with SGI’s current credit facility, actual availability under the proposed new facility will be determined under a formula based on levels of assets, including both current assets such as inventory and accounts receivable and noncurrent assets such as real property and intellectual property. The proposed new facility will contain certain financial covenants requiring SGI to maintain minimum levels of EBITDA and unrestricted cash, as well as limitations on the company’s annual capital expenditures. The financing is subject to the completion of definitive agreements and is expected to be completed by the end of October 2005.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

This news release contains forward-looking statements regarding SGI that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those described in such statements. The reader is cautioned not to rely unduly on these forward-looking statements, which are not a guarantee of future or current performance. Such risks and uncertainties include risks associated with the timely development, production and acceptance of new products and services; increased competition; dependence on third party partners and suppliers; the failure to achieve expected product mix and revenue levels; failure to manage costs and generate improved operating results and cash flows; failure to maintain adequate cash resources for the operation of the business; failure to retain existing financing or to obtain new financing; failure to enter into a definitive agreement relating to the new asset-backed credit facility; liquidity uncertainties; risks related to legal proceedings or other actions that might be commenced by the company’s creditors or other parties; and other risks detailed from time to time in the company’s most recent SEC reports, including its reports on Form 10-K and Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

Silicon Graphics, SGI, the SGI cube and the SGI logo are registered trademarks and The Source of Innovation and Discovery and Silicon Graphics Prism are trademarks of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.